UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2018

PhaseBio Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38697	03-0375697
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Great Valley Parkway, Suite 30 Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

(610) 981-6500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Edmund P. Harrigan, M.D.

Effective December 13, 2018, the board of directors (the “Board”) of PhaseBio Pharmaceuticals, Inc. (the “Company”) appointed Edmund P. Harrigan, M.D. to serve as a director of the Company.  Dr. Harrigan will serve as a Class I director whose term will expire at the 2019 annual meeting of stockholders.

There is no arrangement or understanding between Dr. Harrigan and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Dr. Harrigan and any of the Company’s other directors or executive officers.  The Company is not aware of any transaction involving Dr. Harrigan requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Dr. Harrigan is set forth below:

Edmund P. Harrigan, M.D., age 65, currently serves as a member of the boards of directors of ACADIA Pharmaceuticals, Inc. and Bellicum Pharmaceuticals, Inc. From 2012 to 2015, Dr. Harrigan served as Vice President of Worldwide Safety and Regulatory for Pfizer Inc., where he led a 3,500-person team in 80 countries that was responsible for collecting, interpreting and reporting clinical safety data for more than 600 marketed products, and managing regulatory interactions with global health agencies. Dr. Harrigan’s previous executive leadership roles at Pfizer included serving as Senior Vice President, Head of Worldwide Business Development, Senior Vice President, Head of Worldwide Regulatory Affairs and Quality Assurance, and Vice President, Head of Neuroscience and Ophthalmology. Earlier in his career at Pfizer, Dr. Harrigan served as Vice President of Clinical Development, Therapeutic Area Head, CNS and Pain. Before entering the pharmaceutical industry in 1990, Dr. Harrigan was a practicing neurologist for seven years. He also serves on the Board of Directors of two privately-held companies, Karuna Pharmaceuticals Inc. and Lyndra, Inc. Dr. Harrigan received his B.A. from St. Anselm College and his M.D. from the University of Massachusetts at Worcester. The Board believes that Dr. Harrigan’s extensive pharmaceutical experience in global research and development, regulatory affairs and business development qualify him to serve on the Board.

In accordance with the Company’s non-employee director compensation policy, upon commencement of his service as a director, Dr. Harrigan was granted an initial option grant to purchase shares of the Company’s common stock with an aggregate Black-Scholes option value of $170,000, which will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to Dr. Harrigan’s continuous service through such vesting date.  At the 2019 annual meeting of stockholders, and at each annual meeting of stockholders following which Dr. Harrigan will continue service as a director, Dr. Harrigan will also be entitled to receive an additional option grant to purchase shares of the Company’s common stock with an aggregate Black-Scholes option value of $85,000, which will vest upon the earlier of the one year anniversary of the date of grant and the date of Company’s next annual stockholder meeting, in any case subject to Dr. Harrigan’s continuous service through such vesting date.  Additionally, Dr. Harrigan will be entitled to receive a $40,000 annual retainer, payable quarterly in arrears, for his service on the Board.  Dr. Harrigan has also entered into the Company’s standard form of indemnification agreement.

Item 7.01 Regulation FD Disclosure.

On December 17, 2018, the Company issued a press release announcing the appointment of Dr. Harrigan.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall the information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01           Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press release, dated December 17, 2018, entitled “PhaseBio Appoints Edmund P. Harrigan to Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PhaseBio Pharmaceuticals, Inc.

Dated: December 17, 2018	By:	/s/ John Sharp
John Sharp
Chief Financial Officer